UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  December 5, 2013

(Date of earliest event reported)

THE KROGER CO.

 (Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                                           Results of Operations and Financial Condition.

On December 5, 2013, the Company released its earnings for third quarter 2013.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01                                           Regulation FD Disclosure.

2013 Annual Guidance, unless otherwise noted:

Identical supermarket sales growth (excluding fuel sales)	3.0% to 3.5% for the fourth quarter of 2013

Net earnings per diluted share	$2.73 to $2.80, excluding certain tax items and expenses related to the pending Harris Teeter merger, and assuming a $55 million LIFO charge

Non-fuel FIFO operating profit margin	We expect full-year FIFO operating margin in 2013, excluding fuel, to expand slightly compared to fiscal 2012 results, excluding the 53rd week of 2012 and 2012 and 2013 adjustment items.

Capital investments

Approximately $2.4 billion, excluding mergers, acquisitions and purchases of leased property.  These capital projects include approximately 45-50 major projects covering new stores, expansions and relocations, 130 to 160 remodels, and other investments including technology and infrastructure to support our Customer 1st business strategy.

Supermarket square footage growth	Approximately 1.5% before mergers, acquisitions and operational closings

Expected tax rate	Approximately 35.5%, excluding the resolution of any tax issues and benefits from certain tax items

LIFO	$55 million

Pension Contributions/ Expenses

Company-sponsored pension plans

We expect 2013 expense to be approximately $75 million.  We made a cash contribution of $100 million in February 2013, and we do not expect to make additional contributions in 2013.

401(k) plan For 2013, we expect a slight increase in our cash contributions and expense compared to 2012.

Multi-employer plans In 2013, we expect to contribute approximately $225 million to multi-employer pension funds.

Labor

In the remainder of 2013, we will negotiate an agreement with the UFCW for store associates in Cincinnati. These negotiations will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care.

2014 Guidance:

Looking forward to 2014, we expect our earnings per share growth rate to be 8 — 11%, excluding the effect of the Harris Teeter merger and tax benefits, which is consistent with our long term growth objective.

Long Term Guidance:

Our long term net earnings per diluted share growth rate guidance is 8 — 11%, plus a dividend that we expect to grow over time.

Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates.  Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us.  Our ability to refinance maturing debt may be affected by the state of the financial markets.

•                  Our ability to use free cash flow to continue to maintain our investment grade debt rating and repurchase shares, pay dividends, and fund capital investments, could be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings.

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; the effect of brand prescription drugs going off patent; our ability to retain additional pharmacy sales from third party payors; natural disasters or adverse weather conditions; and the success of our future growth plans.  The extent to which the adjustments we are making to our strategy create value for our shareholders will depend primarily on the reaction of our customers and our competitors to these adjustments, as well as operating conditions, including inflation or deflation, increased competitive activity, and cautious spending behavior of our customers.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

•                  Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

•                  During the first three quarters of the year, our LIFO charge and the recognition of LIFO expense will be affected primarily by estimated year-end changes in product costs.  Our LIFO charge for the year will be affected primarily by changes in product costs at year-end.

•                  If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

•                  Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

•                  The actual amount of automatic and matching cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of participants, savings rate, compensation as defined by the plan, and length of service of participants.

•                  Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase.

Section 9 — Financial Statements and Exhibits

Item 9.01                                           Financial Statements and Exhibits.

(d)            Exhibits.

99.1                                             Earnings release for third quarter 2013, filed herewith.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

December 5, 2013	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for third quarter 2013, filed herewith.